ERNST & YOUNG

- Chartered Accountants
Ernst & Young Building
Harcourt Centre
Harcourt Street
Dublin 2
Ireland

- Telephone: (01) 475 0555
Fax: (01) 475 0599
DDE: Box 128
www.ey.com/ie

12 October 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated 11 October 2005 of Ceva, Inc. and are in agreement with the statements contained in the second and third paragraphs under Item 4.01 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young
Ernst & Young
Dublin, Ireland